SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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       240.14a-12

                          ARLINGTON HOSPITALITY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name Of Person(S) Filing Proxy Statement, if other than the Registrant)

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


August 1, 2002


Dear Shareholders:

You may have already received proxy material from a group that refers to itself as the Committee to Enhance Shareholder Value ("CESV"). In my opinion, this group may compromise the VALUE that your current Board of Directors has created in your Company by pursuing the liquidation of hotel assets in a "FIRE SALE" TO REALIZE THE PERSONAL GOALS OF A FEW SHAREHOLDERS, WHILE DIMINISHING THE POTENTIAL FOR LONG-TERM GROWTH. When you receive their green proxy card, we urge you to DISREGARD IT.

Your Company's basic strategy has been to create VALUE through the development, operation and sale of hotels, primarily the AmeriHost Inn brand. This strategy was enhanced through the successful negotiation of the agreement with Cendant Corporation which rewards your Company with significant incentive fees upon the sale of an AmeriHost Inn hotel for a period of 15 years, as well as royalty sharing fees from the entire AmeriHost Inn franchise system for a period of 25 years. We have been very successful with this strategy, especially in the wake of the difficult times experienced by the hotel industry over the past 18 months.

The CESV has outlined various strategies, all of which have been presented without input from the Board of Directors or the executive management of your Company. I would like to outline for you the differences in our basic plans:

1. DEPLOYMENT OF ASSETS: The stated plan of the Company has been to develop, operate and sell AmeriHost Inn hotels. This plan, as well as the Company's strategy and direction are reviewed regularly by the Board of Directors. To date, we have been successful in selling 22 AmeriHost Inn hotels realizing approximately $9.3 million in book income and $12.7 million in net cash proceeds after debt repayment. In addition, we have realized $2.35 million from Cendant in incentive development fees associated with the sale of these hotels. While our basic strategy here appears to be the same as the CESV, we will not agree to sell hotels at "fire sale" prices. As I'm sure you are aware, the overall economy has suffered over the past 18 months, with the lodging industry being significantly impacted. See the attached EXHIBIT A for a graph on hotel room supply and demand. As a result, the ability of hotel buyers to obtain financing has been greatly diminished. Nevertheless, the Company still sold 12 hotels over the past 18 months and currently has four hotels under contract to sell. Because your Company is strong, we don't need to offer deep discounts in order to sell our assets due to the short-term, current unstable economic conditions. We firmly believe that your Company has significant VALUE in these assets, which will be realized as the hotels are sold at true market prices. We are already starting to see signs that financing is becoming more available, and we hope to be back on track with the sale of hotels by late this year or early next year.

Shareholder Letter
August 1, 2002
Page 2


2. THE CENDANT AGREEMENT: We successfully negotiated the agreement with Cendant to realize the VALUE that your Company created in the AmeriHost Inn brand. Basically, your Company receives an incentive fee from Cendant each time an AmeriHost Inn hotel is sold during the 15-year period, up to a total of 370 hotels, as well as an ongoing royalty sharing fee from all hotels in the AmeriHost Inn franchise system for a period of 25 years. The CESV incorrectly states in their proxy statement that "the incentive fee for new hotels is payable upon the sale to any Cendant franchisee; the franchise agreement which is signed does NOT need to be an AmeriHost Inn agreement." Actually, this fee is payable to the Company only if the buyer of the hotel enters into a long-term AmeriHost Inn franchise agreement with Cendant. In addition, this fee is limited to a maximum number of hotels per year, increased only by the opening of newly constructed AmeriHost Inn hotels by your Company. The agreement actually limits the sale of AmeriHost Inn hotels to 16 hotels during the first two years, exclusive of any hotel openings. Any shortfall during a year will be added to the next year limitation. In order to maximize the agreement with Cendant, the sale of hotels must be done at market prices in conjunction with the continued development of additional AmeriHost Inn hotels. We believe Cendant's objective is to build the AmeriHost Inn brand primarily through new construction, not the conversion of existing hotels. Consequently, the expansion of the brand has been slower due to the current economic conditions and the tightening of hotel lending criteria during this time. As the economy and the availability of financing improve, so should the rate of expansion of the AmeriHost Inn brand. See attached EXHIBIT B for more detail.

3. OUTSOURCING MANAGEMENT AND ACCOUNTING FUNCTIONS: The Board of Directors and executive management of the Company continually monitor the cost of managing the hotels versus hiring a third-party management company. IN FACT, THE COMPANY HAS DEVELOPED AN EXTREMELY EFFICIENT HOTEL MANAGEMENT SYSTEM, INCLUDING THE ACCOUNTING FUNCTION, WHICH COSTS THE COMPANY ABOUT 3.5% OF HOTEL REVENUES. With this cost structure, your Company has created VALUE in its assets through its in-house expertise in the management and operation of hotels. For instance, in six of the past seven years, the owned AmeriHost Inn hotels have outpaced the hotel industry in revenue per available room ("RevPAR") increases. Even since the tragic events of September 11, your Company's hotel management team has outperformed THE INDUSTRY IN REVPAR INCREASES, as seen on the attached EXHIBIT C.

         The threat of outsourcing this function is premature and has caused great harm to your Company. We cannot understand why the CESV would suggest this without obtaining and analyzing the critical information needed to make such a statement. So why did they do this? We have developed a great team of leaders who have worked endless hours to grow Arlington Hospitality, Inc. Attached as EXHIBIT C are the biographies of the Operating Committee members of your Company.

Shareholder Letter
August 1, 2002
Page 3


         It is unclear how the outsourcing of key management functions, such as accounting, while adding overhead in the form of more Board committees, a chief operating officer in addition to the President, and a shareholders relations representative, will enhance the shareholders' value. The Company's CFO and I value shareholder input as we personally respond to all shareholder inquiries.

     4. STOCK BUY-BACK: Over the past three years, your Company has used nearly $5 million to buy back shares of its stock, which were subsequently retired. In fact, the Board of Directors authorized the purchase of an additional 1,000,000 shares as excess cash flow becomes available. Since September 11, the strategy of your Company has been to preserve all available cash for operations and to reduce overall debt. As the cash position of the Company improves, THE PLAN IS TO RESUME THE STOCK PURCHASE PROGRAM ALREADY AUTHORIZED BY THE BOARD. See attached EXHIBIT D for more detail on this point.

     5. CORPORATE GOVERNANCE: Your Company has made great strides in this area over the past several months. With the assistance and guidance of Andrew Shapiro from Lawndale Capital, we have implemented a strong corporate governance program, including an amendment of your Company's bylaws, prior to any disclosure of the CESV. In addition, the Board's slate of nominees includes the addition of an independent director. You can be absolutely certain that your Board is committed to strengthening the Corporate Governance Committee and its functions. See attached EXHIBIT E for the complete details of the amendment that your Board has adopted.

In closing, I need your help. First and foremost, I would like to encourage you to personally attend the meeting of the shareholders on August 15, 2002. If you can't make the meeting, please ignore the green proxy card sent by the CESV and complete the enclosed WHITE proxy card and send it back to the Company using the enclosed return envelope or fax it to my attention at (847)228-5422. Even if you have already sent back another proxy, please complete the WHITE proxy card and return it to the Company. You may change your vote from a previous proxy. Only your proxy with the latest date will be counted.

Your Board has worked very hard to create VALUE in Arlington Hospitality, Inc. As significant owners in your Company, the Board of Directors is also disappointed in the trading price of the Company's common stock, despite the movement in earnings per share from a loss of $0.19 in 1997 to EPS of $0.13 in 2001. We are committed to increasing shareholder value. Do you really want to risk your investment through a set of strategies that may be flawed, lack focus and which have not been adequately researched? Why wouldn't they want to meet with management to discuss their strategies for the Company prior to filing their proxy statement? This is your Company. Make yourself heard by voting the enclosed proxy for the slate of Directors approved by your Board.

Sincerely,


/s/ Michael P. Holtz

Michael P. Holtz
Chairman of the Board
President and Chief Executive Officer

                           ARLINGTON HOSPITALITY, INC.
                     ADDITIONAL DIRECTOR/NOMINEE INFORMATION


MICHAEL P. HOLTZ. Mr. Holtz beneficially owns 1,144,597 shares of the Company's common stock, including 220,597 shares as a holder of record. Mr. Holtz is the President and Chief Executive Officer of Arlington Hospitality, Inc.

RENO J. BERNARDO. Mr. Bernardo beneficially owns 41,112 shares of the Company's common stock, including 31,612 shares as a holder of record. Mr. Bernardo is currently retired.

SALOMON J. DAYAN. Dr. Dayan beneficially owns 382,862 shares of the Company's common stock, including 162,683 shares as a holder of record. Dr. Dayan is currently the Chairman of the Board of J.D. Financial, a bank holding company owning Pan American Bank. Dr. Dayan's business address is 2627 W. Cermak Road, Chicago, Illinois 60608.

RUSSELL J. CERQUA. Mr. Cerqua beneficially owns 262,913 shares of the Company's common stock, including 55,655 shares as a holder of record. Mr. Cerqua is currently the President and Chief Financial Officer of Datavations LLC, a software development and consulting company. Mr. Cerqua's business address is P.O. Box 279, Lake Zurich, Illinois 60047.

JON K. HAAHR. Mr. Haahr beneficially owns 13,129 shares of the Company's common stock, including 7,629 shares as a holder of record. Mr. Haahr is currently Managing Principal of Silver Portal Capital, an investment/merchant banking and investment advisory firm. Mr. Haahr's business address is 888 Prospect Street, Suite 220, La Jolla, California 92037.

THOMAS J. ROMANO. Mr. Romano beneficially owns 14,500 shares of the Company's common stock, none of which are held as a holder of record. Mr. Romano is currently an Executive Vice President for the Bridgeview Bank Group. Mr. Romano's business address is 430 N. Milwaukee Avenue, Suite FF, Lincolnshire, Illinois 60069.

GERALD T. LAFLAMME. Mr. LaFlamme does not own any shares of the Company's common stock. Mr. LaFlamme is currently the Senior Vice President and Chief Financial Officer of Davidson Communities, LLC, a real estate development company. Mr. LaFlamme's business address is 1001 Highland Avenue, Del Mar, California 92014.


For more information on each Director or nominee, see the "ELECTION OF DIRECTORS" section in the proxy statement. None of the Directors or nominee are, or have been, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company within the past year, except as indicated below. None of the Directors incurred debt to purchase or hold the shares of the Company's common stock indicated below. None of the Directors or nominee are, or have been, indebted to the Company or any of its subsidiaries. None of the Directors or nominee, or any of their associates, have any arrangement or understanding with any person with respect to any future employment by the Company or its subsidiaries, or with respect to any future transactions to which the Company or its affiliates will or may be a party, except as previously disclosed in the "EXECUTIVE COMPENSATION" and "CERTAIN TRANSACTIONS" sections of the proxy statement.

None of the organizations in which our Directors or nominee have conducted their principal occupation or employment is a parent, subsidiary or other affiliate of Arlington Hospitality, Inc., and none of the Directors or nominee holds any position or office with the Company except as indicated above. None of the Directors or nominee has any family relationship with any executive officer or other Director or the nominee.

The following is a summary of all transactions in the Company's securities during the past two years for each Director and nominee:


                                      Purchases of
                                      Common Stock                            Stock Options
                         -----------------------------------      ---------------------------------
                                                                                             Strike
                             Date          Shares      Price           Date       Shares      Price
                             ----          ------      -----           ----       ------      -----

Michael P. Holtz         08/28/01           1,640      $3.00       01/02/01      100,000(1)  $2.938
                         09/20/01             100      $2.10       01/02/02      100,000      $2.02
                         09/21/01           2,000      $2.10
                         01/15/02          10,000      $2.08

Reno J. Bernardo         09/17/00           1,000      $2.89       06/01/00        1,000     $3.188
                                                                   05/25/01        1,000      $3.74
                                                                   05/25/01        2,500(1)   $3.74

Salomon J. Dayan         06/01/00           2,823      $3.19       06/01/00        1,000     $3.188
                         06/22/01           2,406      $3.74       10/13/00       62,500     $3.794
                         08/15/01           4,200      $2.90       05/25/01        1,000      $3.74
                         12/17/01           5,000      $2.10       05/25/01        2,500(1)   $3.74

Russell J. Cerqua                                                  06/01/00        1,000     $3.188
                                                                   05/25/01        1,000      $3.74
                                                                   05/25/01        2,500(1)   $3.74

Jon K. Haahr             06/01/00           2,823      $3.19       06/01/00        1,000     $3.188
                         06/22/01           2,406      $3.74       05/25/01        1,000      $3.74
                                                                   05/25/01        2,500(1)   $3.74

Thomas J. Romano         12/17/01           5,300      $2.10       06/01/00        1,000     $3.188
                                                                   05/25/01        1,000      $3.74
                                                                   05/25/01        2,500(1)   $3.74


(1) All or a portion of the options did not vest based on the performance criteria



                                    EXHIBIT A
                                    ---------


                                 [GRAPH OMITTED]

The graph below charts the lodging industry room supply growth and room demand growth from 1995 through 2004 (estimated):


                         1995     1996     1997    1998     1999     2000     2001  2002(e)  2003(e)  2004(e)
                         ----     ----     ----    ----     ----     ----     ----  -------  -------  -------

Supply growth            1.4%     2.4%     3.6%    4.2%     4.1%     3.0%     2.4%    1.6%     1.6%     1.5%
Demand growth            2.0%     2.2%     2.7%    3.1%     3.0%     3.4%   (3.4%)    2.0%     2.5%     3.1%

(e) estimated



                                 [GRAPH OMITTED]

The graph below provides the book income and cash proceeds from the sale of AmeriHost Inn hotels during 1999, 2000, and 2001 (in millions):

                               1999             2000              2001
                               ----             ----              ----

Book income                    $1.4             $1.9              $4.7
Cash proceeds                  $2.2             $3.0              $5.6

                                    EXHIBIT B
                                    ---------

THE CENDANT PARTNERSHIP
-----------------------

We believe that Cendant's objective was to acquire a newer hotel brand in the "higher end" limited service market, to add a brand to its portfolio that they could expand primarily through new construction, thereby maintaining a consistent guest experience at each location throughout the system. We believe that Cendant purchased the AmeriHost Inn and AmeriHost Inn & Suites brand names and franchising rights because it met these qualifications, especially with regard to absolute consistency of product and amenities, which has always been a long standing objective of the Company. However, the expansion rate for the brand has been slower during this beginning stage, compared to other limited service brands, due to the current economic conditions and the tightening of lending criteria for new hotel projects. In addition, newly constructed AmeriHost Inn hotels help ensure the absolute consistency throughout the brand; however, they always take much longer to open than brand conversions.

The Cendant transaction provides the following benefits:

     o Preferred franchise agreements. Upon the execution of this transaction, the Company became Cendant's largest hotel franchisee under favorable franchise agreements.

     o For the next 15 years, Cendant will pay the Company a development incentive fee every time the Company sells one of its existing or newly developed AmeriHost Inn hotels (up to 370 hotels) to a buyer who executes an AmeriHost Inn franchise agreement with Cendant. The Cendant agreement provides for a limitation on the number of hotels sold during a given year. The Company can SELL A LIMITED NUMBER OF AMERIHOST INN hotels during a year, plus the number of new hotels opened by the Company.

     o For a period of 25 years, Cendant will pay the Company a portion of all royalty fees Cendant receives from all of its AmeriHost Inn franchisees, including AmeriHost Inn hotels not developed or operated by the Company. The model below indicates the annual cash that could be generated by your Company assuming the various levels of franchise sales.

                                 [GRAPH OMITTED]

The following chart expands on the AmeriHost Inn development model as it relates to the on-going royalty payments from the Cendant deal. Assuming Arlington Hospitality, Inc. receives royalty sharing payments of $9,500 per AmeriHost Inn hotel per year, the Company would receive the following amounts annually based on the number of franchisees indicated:

              100 franchisees                          $    950,000
              250 franchisees                          $ 2,375,000
              500 franchisees                          $ 4,750,000

The fees are projected based on an average size hotel of 72 rooms operating at about 61% occupancy.


     o Preferred manager and hotel developer agreements. Since the Company has significant expertise in the management and development of AmeriHost Inn hotels, Cendant may also refer potential franchisees to the Company for these services. To date, the Company has built one AmeriHost Inn hotel as a result of a Cendant referral, and has received numerous leads from Cendant on the development of new AmeriHost Inn hotels, several of which are currently being actively pursued by the Company.

         We believe the value inherent in the Cendant transaction is significant, assuming the expansion of the AmeriHost Inn brand by both the Company and by Cendant.

                                    EXHIBIT C
                                    ---------


                                 [GRAPH OMITTED]

The following graph charts the lodging industry and AmeriHost Inn hotel annual RevPAR growth from 1995 through the first six months of 2002:


                       1995       1996       1997       1998       1999       2000       2001    2002(a)
                       ----       ----       ----       ----       ----       ----       ----    -------

Industry               5.4%       6.3%       5.1%       3.5%       3.1%       4.6%     (6.9%)     (4.3%)
AmeriHost Inn         13.7%      14.5%       3.9%       9.4%       7.2%       5.9%     (2.1%)       5.0%

(a)  for the six months ended June 30, 2002.





                                 [GRAPH OMITTED]

The following graph charts the lodging industry and AmeriHost Inn hotel monthly RevPAR growth from September 2001 through June 2002:


                        09/01    10/01    11/01   12/01    01/02    02/02    03/02   04/02    05/02    06/02
                        -----    -----    -----   -----    -----    -----    -----   -----    -----    -----

Industry              (23.7%)  (17.7%)  (16.3%) (13.0%)  (13.2%)   (8.1%)  (10.1%)  (3.6%)   (5.2%)      n/a
AmeriHost Inn          (9.6%)   (0.6%)     5.2%    5.2%     5.9%     5.4%     2.6%    5.5%     4.9%     5.5%



                            =======================
                                   MANAGEMENT
                            =======================


Quality management is the foundation of any successful company, and Arlington Hospitality, Inc. is no exception. Arlington has spent considerable time and resources assembling a talented management team that has a wide range of skills and experience. With nearly 100 combined years of experience in the lodging industry, our management professionals form the nucleus of a company that is now recognized as an industry leader. Our Operating Committee consists of our President and the following:


JAMES B. DALE - SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER, SECRETARY, AND TREASURER
Mr. Dale was promoted to Chief Financial Officer in 1998 from Senior Vice President of Finance. Mr. Dale began his employment with Arlington Hospitality, Inc. in May 1994 as the Company's first Corporate Controller. He has been responsible for overseeing all aspects of the Company's property and corporate accounting departments, including preparation of all SEC financial reporting filings. Prior to joining Arlington, Mr. Dale served for nearly nine years as an Audit Manager with an international public accounting firm, with experience in auditing, financial reporting and taxation. Mr. Dale received his Bachelor of Science degree in Accounting from the University of Illinois at Urbana-Champaign. Mr. Dale is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Illinois CPA Society.

RICHARD A. GERHART - SENIOR VICE PRESIDENT OF HOTEL OPERATIONS
Mr. Gerhart joined Arlington in January 2000. He is responsible for the coordination of the daily operations of all hotels managed by the Company, including the direction of field supervisory personnel, corporate support staff and guest services. He has been successful in sophisticated hotel organizations requiring broad operational vision and an intense focus on the bottom line. Before joining Arlington, Mr. Gerhart was the Senior Vice President of Operations for MOA Hospitality, a hotel company with a portfolio of 135 limited and full service properties representing 10 different hotel brands with sales in excess of $125 million. Mr. Gerhart's other hotel operations experience includes Motel 6 Corporation, Remington Hotel Corporation, La Quinta Motor Inns, Inc., Registry Resort, and Marriott Corporation. Mr. Gerhart received his degree in Business Administration from Ohio University.

PAUL B. ESKENAZI - SENIOR VICE PRESIDENT OF CONSTRUCTION
Mr. Eskenazi joined Arlington in February 1992 as Director of New Construction. In May of 1994, Mr. Eskenazi was appointed Vice President of Construction. His primary responsibilities include managing the design and construction of new properties and directing additions for existing construction. In addition, Mr. Eskenazi works closely with the Cendant AmeriHost Inn franchise sales team in developing leads for the Company for the construction of new AmeriHost Inn hotels. Prior to joining Arlington, Mr. Eskenazi was Project Manager for the Loewenberg/Fitch Partnership, an Architecture/ Development Company located in Chicago, Illinois. Prior to that, he was a Faculty Research Associate with the Building Research Council of the University of Illinois at Urbana-Champaign. Mr. Eskenazi has received a Bachelor of Science Degree in Architectural Studies and a Master of Architecture Degree from the University of Illinois at Urbana-Champaign. He is currently a licensed architect in 17 states and is nationally certified with the National Council of Architectural Registration Boards.

GARY J. BROOKSHIER - SENIOR VICE PRESIDENT OF SYSTEMS & TECHNOLOGY
Mr. Brookshier directs the creation and internal audit of the operations systems used throughout the hotels managed by the Company, and oversees a team of training and audit professionals. Additionally, he oversees all aspects of the technological systems deployed throughout the organization. Before joining Arlington in 1990, Mr. Brookshier spent the majority of his career in hotel management with companies such as Vista Host, Servico and IDM. After serving Arlington as an interim General Manager, he was promoted to the position of Director of Corporate Audit until 1996, when he was appointed Vice President of Systems and Technology. In July of 1998, Mr. Brookshier was appointed Senior Vice President of Systems and Technology. In June of 2000, Mr. Brookshier earned the designation of Certified Hospitality Technical Professional (CHTP) from the Hospitality Financial and Technology Professional and the Educational Institute of the American Hotel and Motel Association.

LEON M. VAINIKOS - VICE PRESIDENT AND GENERAL COUNSEL
Mr. Vainikos joined Arlington as Vice President and General Counsel in September 1999 and is responsible for all legal activities related to the Company's hotel development and acquisition projects. Additionally, he provides legal support for the hotel construction and operations divisions. Mr. Vainikos has an extensive background in land acquisition and development, leasing arrangements, partnership structuring, financing transactions, tax-free exchanges, franchising and corporate and LLC formation. Mr. Vainikos most recently had his own private civil practice concentrating in real estate and business matters. Prior to that, Mr. Vainikos was with the law firm of Jerome H. Torshen, Ltd. as an associate attorney practicing in complex civil litigation, class actions, appeals, business and real estate transactions. Mr. Vainikos received his Bachelor of Arts from Northwestern University in 1981, and his Juris Doctor degree from Temple University School of Law, in Philadelphia, Pennsylvania in 1984.

JOAN A. MCFARLANE - VICE PRESIDENT OF DESIGN & PURCHASING
Ms. McFarlane joined Arlington in 1992 as a member of the Construction Design department. Currently, Ms. McFarlane is responsible for the interior design and purchasing for all hotels managed by the Company, as well as any renovations undertaken by the Company. This includes designing and developing room layout for maximum space and comfort, selecting fabrics, colors and materials for optimum room performance and purchasing and coordinating guestroom amenities. Ms. McFarlane is a graduate of Iowa State University, where she earned her Bachelor of Science degree in Interior Design.

BARBARA L. SEBEK - VICE PRESIDENT OF SALES AND MARKETING
Ms. Sebek joined Arlington in November 1999 as Director of Field Marketing. In April 2000, she was appointed Vice President of Sales and Marketing. She is responsible for coordinating the sales and marketing efforts of all hotels managed by Arlington, as well as supervising the regional sales personnel. Additionally, she oversees the reservation, GDS and Internet services for worldwide reservations and information distribution. Ms. Sebek has an extensive background in sales and marketing in both the hospitality and travel industries. Before joining Arlington, she supervised an on-site office for Maritz Travel Corp., supervised and opened offices for Carlson Travel Group, worked as a Senior Sales Executive for Spirit Cruises, opening several of their sales offices around the country, and most recently was the Director of Catering for the Holiday Inn Mart Plaza in downtown Chicago. Ms. Sebek received her Bachelor of Arts in English Literature and Humanistic Studies from St. Mary's College, Notre Dame, Indiana, and her MBA in Marketing, graduating from Loyola University in Chicago with honors.


DAVID R. HARJUNG - VICE PRESIDENT OF DEVELOPMENT
Mr. Harjung joined Arlington Hospitality in June 1999 as Director of Franchise Sales. He was promoted to Director of Development in September 2000 and to Vice President of Development in July 2001. He is responsible for identifying markets throughout the country that fit the AmeriHost Inn and AmeriHost Inn & Suites brand profile, negotiating the purchase and development of hotel sites and securing financing for construction and operation of most of the Company's hotels. Mr. Harjung's other responsibilities include the sale of both AmeriHost Inn and non-AmeriHost Inn hotels owned in whole or in part by the Company. Before joining Arlington Hospitality, Mr. Harjung's experience included Choice Hotels International as Director of New Business Development, and Maxim Management Corporation as Regional Manager. Mr. Harjung attended Illinois State University and was a Dean's List recipient in 1985. The American Hotel Motel Association has also designated Mr. Harjung a Certified Hotel Administrator
(CHA).

                                    EXHIBIT D
                                    ---------

STOCK BUY-BACK
--------------

As stated, the Company's primary strategy has always been the expansion of the AmeriHost Inn brand. The Cendant agreement enhances this strategy by giving the Company significant incentives to sell AmeriHost Inn hotels and to continue developing new AmeriHost Inn hotels in order to maximize these incentives. As a result, the Company's excess cash flow has been used primarily for the development of additional AmeriHost Inn hotels.

The Company has also periodically bought back and retired shares of its common stock. Nearly $5,000,000 has been used to repurchase shares of stock as follows:

                                    AMOUNT              SHARES
                                    ------              ------

                  1998              $   481,428           123,550
                  1999              $ 4,336,164         1,121,002
                  2001              $    85,115            26,100

                  TOTAL             $ 4,902,707         1,270,652

The Company has never issued a dividend, as the priority has always been the growth of the Company through the redeployment of funds into the AmeriHost Inn brand and the reduction of shares outstanding as noted above.

THE COMPANY'S CORPORATE LINE OF CREDIT AGREEMENT ALSO CONTAINS RESTRICTIVE PROVISIONS FOR BOTH THE REPURCHASE OF THE COMPANY'S STOCK AND THE ISSUANCE OF DIVIDENDS. The Company can repurchase up to 1,000,000 shares of its stock annually without prior consent from the lender. The lender must consent to any repurchase over this amount. In addition, the line of credit agreement specifically prohibits the payment of dividends as long as a balance remains outstanding.

2001 and the first half of 2002 have been a difficult time for the hotel industry as a result of the poor economic conditions and the events of September 11, 2001. The Company has also been significantly affected. Hotel occupancy was significantly lower in 2001, resulting in lower cash flow from the operation of hotels compared to previous years. In addition, due to the tightening of underwriting criteria for hotel loans, the sale of AmeriHost Inn hotels and the development of hotels for third parties have become more difficult, slowing the due diligence and loan approval process and therefore the cash flow from this segment.

         Currently, the Company has approximately $7.0 million outstanding under its corporate line-of-credit. The Company intends to use all excess funds, including cash flow from hotel operations, hotel sales, and hotel development for third parties and joint ventures, primarily to pay down this balance. WE BELIEVE THAT AN AGGRESSIVE STOCK REPURCHASE PROGRAM, A DECLARATION OF DIVIDENDS, OR ANY OTHER USE UNRELATED TO THE COMPANY'S STRATEGY OF EXPANDING THE AMERIHOST INN BRAND, WOULD NOT BE IN THE SHAREHOLDERS' INTERESTS.
         As you can see from the chart below, your Company's debt to equity ratio is now exceeding 2.6 times. As we have stated previously, a comfortable debt to equity ratio for our industry is around 2.0 times.


                                 [GRAPH OMITTED]

The following graph charts the Company's long-term debt to equity ratio from 1997 through 2001:

                           1997      1998     1999     2000     2001
                           ----      ----     ----     ----     ----
Long-term debt
     to equity ratio       2.73      2.34     2.41     2.04     2.65

                                    EXHIBIT E
                                    ---------



                           ARLINGTON HOSPITALITY, INC.

                         CORPORATE GOVERNANCE PROVISIONS
                         -------------------------------

These provisions were added to the Company's By-Laws through an amendment authorized by the Board of Directors on June 27, 2002.

1. At least two-thirds of the members of the board of directors (the "Board") shall be independent. For purposes of any action of the Board, at least one-half of the directors present and eligible to vote must be independent.

     An independent director means a person who:

     (a) has not been an employee of the Company or any of its subsidiaries for the previous three years;
     (b) is not affiliated with a significant customer or supplier of the Company ("significant" means more than 1% of annual sales);
     (c) is not employed by an entity and has not had, during the past two years, any interest in any significant transaction with the Company and/or any executive officer, or any business or financial relationship with the Company and/or any executive officer, or an affiliate of the Company (other than service as a director) for which the Company has been required to make disclosure under Regulation S-K of the Securities and Exchange Commission;
     (d)  is not a relative of an executive officer or director of the Company;
     (e)  receives no compensation from the Company other than director's fees;
     (f) does not personally receive and is not an employee, director, or trustee of a foundation, university, or other institution that receives grants or endowments from the Company that are material to the Company or to either the recipient and/or the foundation, university or institution; or,
     (g) is not employed by an entity of which (i) an executive officer of the Company serves as a director or trustee, or (ii) a director of the Company serves in a senior executive capacity.

2. There shall be an Audit Committee of the Board, composed entirely of independent directors, which shall oversee the Company's financial reporting process and internal controls, review compliance with laws and accounting standards, recommend the appointment of public accountants, and provide a direct channel of communication to the Board for public accountants, internal auditors and finance officers. This Committee will be required to meet at least four times per year.

3. There shall be a Compensation Committee of the Board, composed entirely of independent directors, which shall be responsible for (a) ensuring that senior management will be accountable to the Board through the effective application of compensation policies, and (b) monitoring the effectiveness of senior management. The Compensation Committee shall establish compensation policies applicable to the Company's executive officers. A fair summary of such policies and the relationship of corporate performance to executive compensation, including the factors and criteria upon which the Chief Executive Officer's compensation was based, shall be disclosed to shareholders in the Company's proxy statement for the annual meeting. This Committee will be required to meet at least two times per year and conduct written reviews of at least the CEO and the CFO (with respect to Board performance).

4. There shall be a Corporate Governance Committee of the Board, composed entirely of independent directors, which shall be responsible for:

              I. Reviewing all related-party transactions involving the Company, and considering and making recommendations to the full Board with respect to all proposals involving (a) a change in control, or (b) the purchase or sale of assets constituting more than 10% of the Company's total assets. Additionally, this Committee shall be responsible for reviewing all transactions or proposed transactions that trigger the Company's shareholders' rights plan, if any. The Committee will then make a recommendation to the full Board.

              II. Evaluation and nomination of all new prospective Board members. Any interested party should be directed to this Committee for evaluation and review. This Committee will then recommend to the full Board for their approval any nominee to serve as a Director of the Company.

              III. Review all disclosed related party transactions between Board members. Any Board member that desires to do business with any other Board member must first submit to this Committee a detailed plan of the proposed business dealing. This Committee will be responsible to analyze the proposed business dealing, explain it to the full Board and make a recommendation to the full Board.

              IV. Create the format to review each of the Board members. The reviews will be conducted on a yearly basis in accordance with the format that this committee designs. The results of the reviews will be distributed to all Board members for their review and consideration.

         This Committee will be required to meet at least four times per year. Any existing Board member, excluding management of the Company, will be deemed to be independent until December 31, 2004, at which time they must qualify under these provisions.

5. The foregoing provisions are adopted as part of the Bylaws of the Company and cannot be amended or repealed without either (a) approval by the stockholders of the Company, or (b) approval by a two-thirds majority of all the directors of the Company. Any inconsistent provisions of the Bylaws are hereby modified to be consistent with these provisions. The foregoing provisions, insofar as they establish eligibility to serve as a director or as a committee member, shall not have the effect of removing any director or committee member from office but shall be given effect at the next election of directors and the next selection of committee members, as the case may be. The foregoing provisions shall not be construed to limit or restrict the effective exercise of statutory cumulative voting rights by any shareholder, but the Corporate Governance Committee shall not nominate candidates for election to the Board except as may be consistent with such provisions, and no corporate funds may be expended for the solicitation of proxies which are inconsistent with the foregoing provisions.

                                      PROXY
                      THIS PROXY IS SOLICITED ON BEHALF OF
                             THE BOARD OF DIRECTORS

Arlington Hospitality, Inc.
2355 S. Arlington Heights Road, Suite 400
Arlington Heights, Illinois  60005

The undersigned hereby appoints Michael P. Holtz and James B. Dale as Proxies, each with the power to appoint his substitute, and hereby authorizes them, each acting alone, to represent and to vote, as designated below, all the Common Stock of Arlington Hospitality, Inc. held of record by the undersigned at the close of business on July 1, 2002, at the Annual Meeting of Shareholders to be held on August 15, 2002, and any adjournment thereof, with all the powers the undersigned would possess if present.

1.       ELECTION OF DIRECTORS

                            for all nominees               WITHHOLD AUTHORITY
                   ---------listed below          ---------to vote for all
                                                           nominees listed below

                            to abstain from voting on this proposal
                   ---------

                            Michael P. Holtz                  Reno J. Bernardo
                            Russell J. Cerqua                 Salomon J. Dayan
                            Jon K. Haahr                      Thomas J. Romano
                                                              Gerald T. LaFlamme

INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below:

--------------------------------------------------------------------------------

2.       OTHER MATTERS

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for all nominees listed in proposal 1 above and in the discretion of the Proxies for such other business as may properly come before the meeting.

Please sign exactly as name appears on your stock certificates. For joint accounts, all tenants should sign. If signing for an estate, trust, corporation, partnership or other entity, title or capacity should be stated.

Dated:                 , 2002                   --------------------------------
        ---------------                         Signature                (Title)
Print name and address:

---------------------------------------         --------------------------------
                                                Signature if held jointly
---------------------------------------

---------------------------------------


             PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                       USING THE ENCLOSED RETURN ENVELOPE